Exhibit 99.2 Press Release re: New Chairman

  Zenex International Announces Election of Ron Carte as Chairman of the Board

August 8, 2002 / Oklahoma City. Zenex International, Inc. (OTCBB:ZENX) announces today the company's Board of Directors has elected Ron Carte as Chairman of the company in addition to his position as CEO. The current Chairman Tim Aduddell remains as a Board member.

Mr. Carte brings almost 40 years of extensive experience in banking and business development to the company, including serving as former President and CEO of First Oklahoma Bank and Trust, and former Chairman and founder of Edmond Bank and Trust. He has also been very active in civic and community affairs, having served as City Treasurer for the City of Edmond, and President of the Board of Education for the City of Edmond. Former President of Chamber of Commerce for the City of Edmond. Mr. Carte is also a former Board member of the American Bankers Association and Oklahoma Bankers Association.

Mr. Carte commented: "Zenex's management is a new management team with a clear focus: profitability and building shareholder value. With the acquisition of the profitable Aduddell Roofing, we have a much stronger balance sheet and a much stronger company to allow us greater financial flexibility in pursuing our businesses. In addition, the stock that will be issued for the acquisition will be restricted shares and subject to lockup time and insider trading rules. These shares will not be qualified for trading for a long time. The company has no plan to register these shares or shares underlying the options. We have acquired a profitable, $13 million company with a strong asset base at a great price."

Mr. Carte continued his comments: "The company acquired the roofing business to gain access to immediate profitability and revenue growth. The roofing business is a rapidly growing company. A stronger balance sheet is a must for building our long distance distribution business. This acquisition significantly strengthens our balance sheet and potentially moves us one step closer to our future qualification for listing on a national stock exchange. We look forward to a bright future with our shareholders."

Zenex International, Inc. is a holding company with operations in the telecom and roofing industries. Through its subsidiary Zenex Communications, the company provides facility based wholesale telephone services to public network carriers, calling card distributors and switchless resellers; Its roofing subsidiary, Aduddell Roofing is a recognized leader in the U.S. in the roofing industry.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements, contained in this release which are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involves risk and uncertainties including, without limitation, demand and competition for the Company's products and services, the availability to the company of adequate financing to support its anticipated activities, the ability of the Company to generate cash flow from its operations and the ability of the Company to manage its operations.

For investor inquiries, please contact: Ron Carte, CEO, Zenex International, Inc. 201 Robert S Kerr Avenue, Suite 500, Oklahoma City, OK 73102. Phone number:
(800) 890-2990